EXHIBIT 3.1A

AMENDMENT TO

CERTIFICATE OF INCORPORATION

OF

NATIONAL COMMERCE CORPORATION

(Pursuant to Section 242 of the

General Corporation Law of the State of Delaware)

National Commerce Corporation, a corporation organized and existing under and by virtue of the provisions of the General Corporation Law of the State of Delaware (the “General Corporation Law”), hereby certifies as follows:

1.     That the name of this corporation is National Commerce Corporation (the “Corporation”); and that the Corporation was originally incorporated pursuant to the General Corporation Law on July 19, 2013, under the name National Commerce Corporation.

2.     That the Board of Directors of the Corporation has duly adopted resolutions, pursuant to Section 242 of the General Corporation Law, setting forth this Amendment to the Certificate of Incorporation (this “Amendment”) and declaring the same to be advisable and in the best interests of the Corporation and its stockholders; and that this Amendment has been duly submitted to the stockholders of the Corporation entitled to vote in respect thereof at a special meeting of stockholders called and held upon notice in accordance with Section 222 of the General Corporation Law.

3.     That this Amendment has been duly adopted by the stockholders of the Corporation by a vote of at least a majority of the outstanding stock entitled to vote thereon, in accordance with Section 242 of the General Corporation Law.

4.     That Section 4.1 of Article 4 of the Certificate of Incorporation of the Corporation is hereby amended in its entirety by substituting in lieu thereof the following:

4.1     The aggregate number of shares of all classes of capital stock which the Corporation shall have authority to issue is Thirty Million Two Hundred Fifty Thousand (30,250,000) shares, consisting of: (i) Thirty Million (30,000,000) shares of common stock of the par value of $0.01 per share (“Common Stock”) and (ii) Two Hundred Fifty Thousand (250,000) shares of preferred stock of the par value of $0.01 per share (“Preferred Stock”). A statement of the designations, preferences and relative, participating, optional and other special rights of the shares of Common Stock and Preferred Stock and the qualifications, limitations and restrictions thereof is set forth below.

[Signature page follows]

IN WITNESS WHEREOF, this Amendment to the Certificate of Incorporation has been executed by a duly authorized officer of the Corporation on this 18th day of February, 2015.

By:	/s/ Richard Murray, IV
Richard Murray, IV
Its President

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